      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                 ----------------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                 ----------------------------------------------
                             INTERVOICE-BRITE, INC.
             (Exact name of registrant as specified in its charter)

                   TEXAS                                        3661                                    75-1927578
      (State or other jurisdiction of               (Primary Standard Industrial                     (I.R.S. Employer
               incorporation                         Classification Code Number)                    Identification No.)
              or organization)

                 ----------------------------------------------

                                                                                          DAVID W. BRANDENBURG
                                                                                  CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     17811 WATERVIEW PARKWAY                                            17811 WATERVIEW PARKWAY
                       DALLAS, TEXAS 75252                                                DALLAS, TEXAS 75252
                    TELEPHONE: (972) 454-8000                                          TELEPHONE: (972) 454-8000
       (Address, including zip code, and telephone number,             (Name, address, including zip code, and telephone number,
 including area code, of registrant's principal executive office)              including area code, of agent for service)

                 ----------------------------------------------

                                   COPIES TO:

                                DAVID E. MORRISON
                           FULBRIGHT & JAWORSKI L.L.P.
                          2200 Ross Avenue, Suite 2800
                               Dallas, Texas 75201
                            Telephone: (214) 855-8000
                            Facsimile: (214) 855-8200
                 ----------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                 ----------------------------------------------

                                                      CALCULATION OF REGISTRATION FEE
===================================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE    PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGREGATE     AMOUNT OF
               REGISTERED                   REGISTERED(1)(2)     PRICE PER SHARE(3)          OFFERING PRICE(3)      REGISTRATION FEE
------------------------------------------ ------------------ ------------------------- --------------------------- ----------------
Common stock, no par value per share (4)    6,400,000 shares            $2.19                   $14,016,000               $1,290
========================================== ================== ========================= =========================== ================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable under any anti-dilution provisions, stock splits, stock dividends or other similar transactions.

(2) Includes (i) 5,778,696 shares representing approximately 150% of the shares underlying the convertible notes, based on the registrant's good faith estimate of the number of shares that would be issuable on conversion assuming for such purposes a conversion price approximately equal to the market price of our common stock as of June 13, 2002, as required by the terms of a registration rights agreement between the registrant and the selling shareholders, and (ii) 621,304 shares of common stock currently issuable upon exercise of the warrants held by the selling shareholders.

(3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on June 13, 2002, as reported on the Nasdaq National Market.

(4) Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of common stock being registered hereby.

                 ----------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



               SUBJECT TO COMPLETION, DATED _______________, 2002

PROSPECTUS

                                6,400,000 SHARES



                                     [LOGO]



                             INTERVOICE-BRITE, INC.

                                  COMMON STOCK

                             ----------------------

         This document relates to an aggregate of 6,400,000 shares of common stock of InterVoice-Brite, Inc. that may be offered and sold from time to time by various shareholders listed on page 10, whom we collectively refer to in this document as the "selling shareholders." Information on the selling shareholders and the times and manner in which they may offer and sell shares of our common stock under this document is provided under "Selling Shareholders" and "Plan of Distribution."

         We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. We will, however, bear all expenses in connection with the filing of the registration statement of which this document forms a part, except that the selling shareholders will pay the fees and expenses of their legal and professional advisors and all underwriting discounts and commissions.

         Our common stock is listed on the Nasdaq National Market under the symbol "INTV." On June 13, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.10 per share.

                             ----------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 1 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE ACQUIRING ANY OF THE COMMON STOCK BEING OFFERED BY THE SELLING SHAREHOLDERS.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS _______________, 2002.

RISK FACTORS.....................................................................................................1
OUR BUSINESS.....................................................................................................7
RECENT FINANCING TRANSACTIONS AND  OUR RELATIONSHIP WITH THE SELLING SHAREHOLDERS................................7
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..................................................................9
USE OF PROCEEDS..................................................................................................9
SELLING SHAREHOLDERS.............................................................................................9
PLAN OF DISTRIBUTION............................................................................................11
LEGAL MATTERS...................................................................................................14
EXPERTS.........................................................................................................14
IF YOU WOULD LIKE ADDITIONAL INFORMATION........................................................................14


         This document incorporates by reference important business and financial information about InterVoice-Brite, Inc. that is not included in or delivered with this document. See "If You Would Like Additional Information" for a listing of documents incorporated by reference. These documents are available to any person upon request directed to InterVoice-Brite, Inc., Attention:
Corporate Secretary, 17811 Waterview Parkway, Dallas, Texas 75252, telephone
(972) 454-8000.

                                  RISK FACTORS

         In deciding whether to acquire any common stock in connection with this offering, and when you evaluate our performance and the forward-looking statements in this document, you should carefully consider the following risk factors, as well as the other information contained in this prospectus.

WE HAVE EXPERIENCED RECENT OPERATING LOSSES AND MAY NOT OPERATE PROFITABLY IN THE FUTURE.

         We incurred net losses of approximately $44.7 million in fiscal 2002, $2.3 million in fiscal 2001 and $14.8 million in fiscal 2000. We may continue to incur operating losses, which could hinder our ability to operate our current business. We cannot provide assurances that we will be able to generate sufficient revenues from our operations to achieve or sustain profitability in the future.

GENERAL BUSINESS ACTIVITY HAS DECLINED.

         Our sales are largely dependant on the strength of the domestic and international economies and, in particular, on demand for telecommunications equipment, computers, software and other technology products. The market for telecommunications equipment has declined sharply, and the markets for computers, software and other technology products also have declined. In addition, there is increased concern that demand for the types of products we offer will further soften as a result of domestic and global economic and political conditions following the attacks by terrorists on September 11, 2001.

IN RECENT QUARTERS, WE HAVE FALLEN SHORT OF OUR SALES AND EARNINGS EXPECTATIONS.

         Many of our transactions are completed in the same fiscal quarter as ordered. The size and timing of some transactions have historically caused sales fluctuations from quarter to quarter. While in the past the impact of these fluctuations was mitigated to some extent by the geographic and vertical market diversification of our existing and prospective customers, we have become increasingly prone to quarterly sales fluctuations because of our sales to the enhanced telecommunications services systems market. The quantity and size of large sales, which we value at approximately $2.0 million or more, during any quarter can cause wide variations in our quarterly sales and earnings, as such sales are unevenly distributed throughout the fiscal year. Our accuracy in estimating future sales is largely dependant on our ability to successfully qualify, estimate and close system sales during a quarter. Our systems sales and, as a result, our total sales during recent quarters have fallen short of guidance we publicly provided. As a result, we did not provide sales and earnings guidance for the first quarter of fiscal 2003.

WE ARE SUBJECT TO POTENTIAL AND PENDING LAWSUITS AND OTHER CLAIMS.

         We are subject to certain potential and pending lawsuits and other claims that we discuss in our Annual Report on Form 10-K and other SEC filings. We believe that each of the potential and pending lawsuits and other claims to which we are subject is without merit and intend to defend each matter vigorously. There can be no assurances, however, that we will prevail in any or all of the litigation or other matters. An adverse judgment in any of these matters, as well as our expenses relating to the defense of a given matter, could have consequences materially adverse to us.

WE FACE INTENSE COMPETITION BASED ON PRODUCT CAPABILITIES AND EXPERIENCE EVER INCREASING DEMANDS FROM OUR ACTUAL AND PROSPECTIVE CUSTOMERS FOR OUR PRODUCTS TO BE COMPATIBLE WITH A VARIETY OF RAPIDLY PROLIFERATING COMPUTING, TELEPHONY AND COMPUTER NETWORKING TECHNOLOGIES AND STANDARDS.

         The ultimate success of our products is dependent, to a large degree, on our allocating our resources to developing and improving products compatible with those technologies, standards and functionalities that ultimately become widely accepted by our actual and prospective customers. Our success is also dependent, to a large degree, on our ability to implement arrangements with other vendors with complementary product offerings to provide actual and prospective customers greater functionality and to ensure that our products are compatible with the increased variety of technologies and standards. The principal competitors for our ESD systems are AVAYA, IBM and Nortel Networks; the principal competitors for our NSD systems are Comverse Technology, Ericsson, Lucent Technologies and UNISYS. Many of our competitors have greater financial, technological and marketing resources than we have. Although we have committed substantial resources to enhance our existing products and to develop and market new products, there is no assurance that we will be successful.

WE MAY NOT BE ABLE TO RETAIN OUR CUSTOMER BASE AND, IN PARTICULAR, OUR MORE SIGNIFICANT CUSTOMERS, SUCH AS BRITISH TELECOM.

         Our success depends substantially on retaining our significant customers. The loss of one of our significant customers could negatively impact our results of operations. Our installed base of customers generally is not contractually obligated to place further systems orders with us or to extend their services contracts with us at the expiration of their current contracts. Moreover, we have phased out a number of Brite products and have attempted to migrate Brite customers over to our own functionally similar products, but there can be no assurance that we will be able to maintain Brite's customer base. Sales to British Telecom and its affiliates, which purchase both systems and managed services from us, accounted for approximately 15% of our total sales during fiscal 2002, 19% in fiscal 2001 and 16% in fiscal 2000. Under the terms of our managed services contract with BT Cellnet and at exchange rates in effect at June 10, 2002, we will recognize revenues of approximately $0.9 million per month through July 2003, down from a fiscal 2002 high of approximately $2.6 million per month. The amounts received under the agreement may vary based on future changes in the exchange rate between the dollar and the British pound.

OUR RELIANCE ON SIGNIFICANT VENDOR RELATIONSHIPS COULD RESULT IN SIGNIFICANT EXPENSE OR INABILITY TO SERVE OUR CUSTOMERS IF WE LOSE THESE RELATIONSHIPS.

         Although we generally use standard parts and components for our products, some of our components, including semi-conductors and, in particular, digital signal processors manufactured by Texas Instruments and AT&T Corp., are available only from a small number of vendors. Likewise, we license speech recognition technology from a small number of vendors. To date, we have been able to obtain adequate supplies of needed components and licenses in a timely manner. If our significant vendors are unable or cease to supply components or licenses at current levels, we may not be able to obtain these items from another source. Consequently, we would be unable to provide products and to service our customers, which would negatively impact our business and operating results.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AGAINST INFRINGEMENT AND INFRINGEMENT CLAIMS COULD NEGATIVELY IMPACT OUR BUSINESS.

         The protection of our patent, copyright, trademark and other proprietary rights in our products and technologies is critical to the continued success of our business. Although our proprietary rights are protected by a combination of intellectual property laws, nondisclosure safeguards and license agreements, it is technologically possible for our competitors to copy aspects of our products in violation of these protected rights. Moreover, it may be possible for competitors to provide products and technologies competitive to ours without violating our protected rights. Even in cases where patents protect aspects of our technology, the detection and policing of the unauthorized use of the patented technology is difficult. Further, judicial enforcement of patents, trademarks and copyrights may be uncertain, particularly in foreign countries. Unauthorized use of our proprietary technology by our competitors could negatively impact our business, operating results and financial condition.

IF THIRD PARTIES ASSERT CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE ON THEIR TECHNOLOGY AND RELATED INTELLECTUAL PROPERTY RIGHTS, WHETHER THE CLAIMS ARE MADE DIRECTLY AGAINST US OR AGAINST OUR CUSTOMERS, WE COULD INCUR SUBSTANTIAL COSTS TO DEFEND THESE CLAIMS.

         If any of these claims is ultimately successful, a third party could require us to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to acquire non-infringing alternatives, and/or obtain licenses to use the infringed intellectual property rights. Moreover, where the claims are asserted with respect to our customers, additional expenses may be involved in indemnifying the customer and/or designing and providing non-infringing products.

WE ARE EXPOSED TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS THAT COULD INCREASE OUR COSTS AND HURT OUR BUSINESS.

         Our products are currently sold in 74 countries. Our international sales, as a percentage of our total sales, were 44% in fiscal 2002, 48% in fiscal 2001 and 45% in fiscal 2000. International sales are subject to certain risks, including:

         o        fluctuations in currency exchange rates;

         o the difficulty and expense of maintaining foreign offices and distribution channels;

         o        tariffs and other barriers to trade;

         o greater difficulty in protecting and enforcing intellectual property rights;

         o        general economic conditions in each country;

         o        loss of revenue, property and equipment from expropriation;

         o        import and export licensing requirements; and

         o additional expenses and risks inherent in conducting operations in geographically distant locations, including risks arising from customers speaking different languages and having different cultural approaches to the conduct of business.

OUR INABILITY TO PROPERLY ESTIMATE COSTS UNDER FIXED PRICE CONTRACTS COULD NEGATIVELY IMPACT OUR PROFITABILITY.

         Some of our contracts to develop application software and customize systems provide for the customer to pay a fixed price for our products and services regardless of whether our costs to perform under the contract exceed the amount of the fixed price. If we are unable to estimate accurately the amount of future costs under these fixed price contracts, or if unforeseen additional costs must be incurred to perform under these contracts, our ability to operate profitably under these contracts will be adversely affected. Many of our contracts, particularly for managed services, foreign contracts and contracts with telecommunication companies, include provisions for the assessment of liquidated damages for our delayed performance. Since our projects frequently require a significant degree of customization, it is difficult for us to predict when we will complete such projects. Accordingly, we have had to pay liquidated damages in the past and may have to pay additional liquidated damages in the future. Any such future liquidated damages could be significant.

INCREASING CONSOLIDATION IN THE TELECOMMUNICATIONS AND FINANCIAL INDUSTRIES COULD AFFECT OUR REVENUES AND PROFITABILITY.

         Several of our significant customers are in the telecommunications and financial industries, which are undergoing increasing consolidation as a result of merger and acquisition activity. This activity involving our significant customers could decrease the number of customers purchasing our products and/or delay purchases of our products by customers that are in the process of reviewing their strategic alternatives in light of a pending merger or acquisition. If we have fewer customers or our customers delay purchases of our products as a result of merger and acquisition activity, our revenues could decline.

GOVERNMENT ACTION AND, IN PARTICULAR, ACTION WITH RESPECT TO THE
TELECOMMUNICATIONS ACT OF 1996 REGULATING THE TELECOMMUNICATIONS INDUSTRY COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         Future growth in the markets for our products will depend in part on privatization and deregulation of certain telecommunication markets worldwide. Any reversal or slowdown in the pace of this privatization or deregulation could negatively impact the markets for our products. Moreover, the consequences of deregulation are subject to many uncertainties, including judicial and administrative proceedings that affect the pace at which the changes contemplated by deregulation occur, and other regulatory, economic and political factors. Any invalidation, repeal or modification of the requirements imposed by the Telecommunications Act of 1996 could negatively impact our business, financial condition and results of operations. Furthermore, the uncertainties associated with deregulation could cause our customers to delay purchasing decisions pending the resolution of such uncertainties.

SIGNIFICANT MARKET FLUCTUATIONS COULD AFFECT THE PRICE OF OUR COMMON STOCK.

         Extreme price and volume trading volatility in the U.S. stock market has had a substantial effect on the market prices of securities of many technology companies, frequently for reasons other than the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock.

OUR ISSUANCE OF THE CONVERTIBLE NOTES AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS.

         The $10 million in convertible notes we issued in May 2002 are convertible by the holders into shares of our common stock at any time prior to their maturity in June 2003 at a conversion price of $6.184, or 200% of the weighted average price of our common stock as reported on the Nasdaq National Market on the date of issuance, subject to adjustments for stock splits, stock dividends, stock combinations and other similar transactions. Moreover, the conversion price of the convertible notes could be lowered, perhaps substantially, in a variety of circumstances, including:

         o our issuance of common stock below the convertible notes' conversion price, either directly or in connection with the issuance of most securities that are convertible into, or exercisable for, shares of our common stock;

         o our failure to comply with specific registration and listing obligations applicable to the common stock into which the convertible notes are convertible; and

         o our breaching other obligations to the holders of the convertible notes.

Correspondingly, we issued to the holders of convertible notes in May 2002 three-year warrants entitling the warrant holders to purchase an aggregate of 621,304 shares of our common stock at an exercise price of $4.0238 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. Neither the convertible notes nor the warrants establish a "floor" that would limit reductions in the conversion price of the convertible notes or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustments in the warrants.

WE ARE REQUIRED TO REPAY ALL OUTSTANDING LOANS UNDER OUR CURRENT CREDIT FACILITY BEFORE ANY INSTALLMENT OF PRINCIPAL ON THE CONVERTIBLE NOTES CAN BE PAID IN CASH. ANY REQUIRED PAYMENTS IN STOCK COULD BE DILUTIVE TO OUR SHAREHOLDERS. SUCH DILUTION COULD BE MADE WORSE BY THE NOTE AND WARRANT HOLDERS' HEDGING ACTIVITIES.

         Our revolving credit facility prohibits us from paying any installments on the convertible notes in cash at any time we have indebtedness outstanding under our credit facility. Under such circumstances we will effectively be required to pay installments on the convertible notes through a partial conversion of the convertible notes into shares of our common stock. The conversion price, subject to certain anti-dilution adjustments, would be the lower of:

         o $6.184, representing 200% of the weighted average trading price for our common stock as reported on the Nasdaq National Market on the issuance date; or

         o 95% of the average of the weighted average trading prices of our common stock during the time period to which the installment relates.

Since our inability to pay installments in cash would most likely occur when we are experiencing unsatisfactory operating results and lower trading prices for our common stock, the number of shares required to pay an installment in a partial conversion of the convertible notes could increase significantly, with the resultant dilution further depressing our stock price. In addition, to the extent the selling shareholders convert the convertible notes and then sell the shares of our common stock they receive upon conversion, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by our shareholders and others which could place further downward pressure on our stock price. Moreover, the note and warrant holders may hedge their positions in our stock by shorting our stock, which could further adversely affect the stock price. The effect of these activities on our stock price could increase the number of shares required to be issued on the next installment date.

OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATION OF THE CONVERTIBLE NOTES.

         We are required to maintain the effectiveness of the registration statement, of which this document forms a part, covering the resale of the common stock underlying the convertible notes and the warrants, until the earlier of the date the underlying common stock may be resold pursuant to rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and the forced redemption of the convertible notes at the greater of:

         o 125% of the principal amount, plus accrued interest at 6% per annum; or

         o the number of shares of our common stock issuable upon conversion, multiplied by the weighted average price of our common stock on the trading day immediately preceding our registration or listing default.

If we are unable to issue common stock under the convertible notes or warrants because the amount issuable would exceed the number of shares that we are permitted to issue without shareholder approval under applicable Nasdaq National Market requirements (an aggregate number of shares in excess of 20% of our issued and outstanding shares), then we may be required to redeem the convertible notes at 100% of the principal plus accrued interest at 6.0%.

WE ARE OBLIGATED TO MAKE SIGNIFICANT PERIODIC PAYMENTS OF PRINCIPAL AND INTEREST UNDER OUR FINANCING INSTRUMENTS.

         We have material amounts of indebtedness outstanding under:

         o        our secured credit facility;

         o a mortgage loan with Beal Bank, S.S.B. secured by our office facilities in Dallas, Texas; and

         o        the convertible notes.

We are required to make periodic payments of interest on each of the above financial instruments and, in the case of the convertible notes, periodic payments of principal. Additionally, we have the option to issue an additional $10 million of convertible notes, together with the accompanying warrants, through July 1, 2002. We are not in default under any of our existing financing instruments and believe we will have the resources to make all required principal and interest payments. If, however, we at any time default on any of our payment obligations or other obligations under any financing instrument, the creditors under the applicable instrument will have all rights available under the instrument, including acceleration, termination and, with respect to the credit facility and mortgage loan, enforcement of security interests. The financing instruments also have certain qualified cross-default provisions, particularly for acceleration of indebtedness under one of the other instruments. Under such circumstances, our cash position and liquidity would be severally impacted, and it is possible we would not be able to pay our debts as they come due.

                                  OUR BUSINESS

         InterVoice-Brite, Inc. is a technology leader in enhanced services for network service providers and automated and interactive information systems for enterprises. We operate in two global divisions, each focusing on a separate market. Our Network Solutions Division, or NSD, provides products and services that are designed to create opportunities for network carriers and service providers to increase revenue through value-added service and reduce costs through automation. Our Enterprise Solutions Division, or ESD, provides automated customer service and communications systems that reduce costs and improve customer service levels through enabling accurate and efficient communications and transactions between an enterprise and its customers and business partners. In addition, NSD and ESD each provides a suite of professional services that supports its installed systems. Services provided include maintenance, implementation, and business and technical consulting services. To further leverage the strong return on investment afforded by our systems offerings, both divisions also offer enhanced communications solutions to network and enterprise customers on an outsourced basis as an Application Service Provider, or ASP. For the fiscal year ended February 28, 2002, we reported revenues of approximately $211.6 million, with systems sales representing approximately 60% of revenues and services sales representing approximately 40% of revenues.

                        RECENT FINANCING TRANSACTIONS AND
                 OUR RELATIONSHIP WITH THE SELLING SHAREHOLDERS

         The shares of InterVoice-Brite offered by the selling shareholders under this document have been or will be issued to the selling shareholders upon any conversion of their convertible notes and any exercise of their warrants. The convertible notes and warrants were issued by us in May 2002 as part of an overall financing transaction that consisted of the private placement of the convertible notes and warrants to the selling shareholders, a mortgage loan secured by our Dallas, Texas office facilities, the sale of our Wichita, Kansas facility and the repayment of approximately $26.0 million under our credit facility. Information about the selling shareholders is contained in this document under the caption "Selling Shareholders."

ISSUANCE OF NOTES AND WARRANTS

         On May 29, 2002, we entered into a securities purchase agreement among us and the selling shareholders pursuant to which they agreed to purchase convertible notes, in an aggregate principal amount of $10.0 million, convertible into shares of our common stock, and warrants to purchase shares of our common stock. The following is a summary of certain terms of the convertible notes, the warrants and certain registration requirements

         The convertible notes were issued on May 30, 2002. They have a term of 13 months and bear interest at the rate of 6% per year. Our obligation to pay principal and interest under the convertible notes begins September 1, 2002 and ends June 30, 2003. We may meet our payment obligations under the convertible notes in either cash or, through a partial conversion of the convertible notes, shares of our common stock, provided certain conditions are met. We also have the right under specified circumstances to make voluntary cash prepayments of any portion or all of the outstanding principal under the convertible notes. The selling shareholders have the right at any time to convert the convertible notes into shares of our common stock at a conversion price of $6.184, representing 200% of the volume weighted average price of our common stock at May 30, 2002, subject to adjustment. The convertible notes are initially convertible into 1,617,077 shares of our common stock, excluding accrued and unpaid interest. This number of conversion shares is subject to adjustment from time to time upon the occurrence of certain events described in the convertible notes.

         The warrants were also issued on May 30, 2002. They may be exercised for a term of three years. The number of shares of our common stock initially issuable upon exercise of the warrants is 621,304 shares at an initial per share exercise price of $4.0238. Both the number of warrant shares and the exercise price are subject to adjustment from time to time upon the occurrence of certain events described in the warrants.

         In connection with the issuance of the convertible notes and the warrants, we also entered into a registration rights agreement under which we are required to register 150% of the number of shares of our common stock issuable upon conversion of the convertible notes and all of the common stock issuable upon exercise of the warrants, pursuant to applicable securities laws. We are further obligated to hold a meeting of shareholders on or before August 28, 2002 to vote on a proposal to approve, as required by the Nasdaq National Market, the potential issuance of shares, upon conversion of the convertible notes and exercise of the warrants, in excess of 20% of our issued and outstanding shares.

MORTGAGE LOAN

         On May 29, 2002, we entered into a three-year mortgage loan on our Dallas, Texas office facilities for $14 million. Interest is payable monthly under the mortgage and will be computed at the greater of the prime rate of interest plus 2% or 10.5%. The entire principal amount is payable at the end of the mortgage term.

SALE OF WICHITA FACILITY

         On May 31, 2002, we sold our Wichita, Kansas facility to a third party for approximately $2.0 million.

USE OF PROCEEDS FROM FINANCING TRANSACTIONS AND CHANGES IN CREDIT FACILITY

         These financing transactions were required, in part, because from February 28, 2002 through May 30, 2002, we had been operating under a temporary waiver of one of four financial covenants required by our credit facility. The waiver related to the fixed charge coverage ratio covenant. We had, however, timely made all payments required by the credit facility.

         On May 30, 2002 we used the proceeds from the mortgage loan and convertible notes to extinguish our $22.5 million term loan and to repay a portion of the $7.5 million in borrowings under our revolving credit facility, reducing our total bank debt under the credit facility to approximately $6 million. We subsequently used the proceeds from the sale of our Wichita, Kansas facility to further reduce our borrowings under our revolving credit facility to approximately $4.0 million. Our lender group agreed to waive our breach of the fixed charge coverage ratio covenant under the credit agreement and agreed to continue to provide us with a revolving credit line of up to $12.0 million, against which there remains drawn the existing bank debt of approximately $4 million. The amount that we may borrow under the revolving credit line at any point in time will be determined by a borrowing base based on our U.S. accounts receivable plus our U.S. raw materials inventory.

ADDITIONAL POSSIBLE FINANCING ARRANGEMENTS

         Under the terms of the convertible notes issued on May 30, 2002, we are permitted to issue additional notes in a principal amount of up to $10.0 million on or before July 1, 2002. These convertible notes are required to be on substantially the same terms as, and may not be senior to, those convertible notes issued on May 30, 2002. Furthermore, these additional convertible notes may only be issued to persons reasonably acceptable to the selling shareholders. There can be no assurances that we will be able to issue additional convertible notes on such terms or in such amounts.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This document, including the documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document or the documents incorporated by reference that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

         Our forward-looking statements may be affected by many factors, including the risks described in the "Risk Factors" section of this document and the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the documents incorporated by reference. Most of these factors are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock by the selling shareholders. We will, however, bear all expenses in connection with the filing of the registration statement of which this document forms a part, except that the selling shareholders will pay the fees and expenses of their legal and professional advisors and all underwriting discounts and commissions.

                              SELLING SHAREHOLDERS

         The selling shareholders listed below acquired convertible notes and warrants from us in May 2002 in a private placement. Under the related registration rights agreement, we agreed to register 150% of the shares of common stock issuable upon conversion of the convertible notes and all of the shares of common stock issuable upon exercise of the warrants.

         The number of shares that may actually be sold by any selling shareholder will be determined by the selling shareholder. Because the selling shareholders may sell all, some or none of the shares of common stock that they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. Nevertheless, the convertible notes and warrants expressly prohibit any selling shareholder from converting any convertible notes or exercising any warrants to the extent such conversion or exercise would result in the selling shareholder holding in excess of 4.99% of our issued and outstanding shares following such conversion or exercise. The calculation of this percentage excludes the number of shares of common stock which would be issuable upon conversion of any convertible notes that have not been converted and upon exercise of any unexercised warrants beneficially owned by the selling shareholder and its affiliates. Even though no selling shareholder may convert its convertible notes or exercise its warrants if upon such conversion or exercise such selling shareholder, together with its affiliates, would beneficially own more than 4.99% of our outstanding common stock following such conversion or exercise, this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our common stock while never holding more than 4.99% at any specific time.

         None of the selling shareholders have, or within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as described in this document.

         The table below sets forth the beneficial ownership of our common stock by the selling shareholders as of June 11, 2002.

                                               Shares of Common
                                              Stock Beneficially
                                                      Owned             Shares of Common
                                                     Prior to               Stock to
         Name of Selling Shareholder             Offering(1)(2)            be Offered(2)
--------------------------------------        ------------------        ----------------
HFTP Investment L.L.C(3)                              1,008,707                2,880,000
Gaia Offshore Master Fund, Ltd.(3)                    1,008,707                2,880,000
Caerus Fund Ltd.(3)                                     224,157                  640,000
                                                ---------------          ---------------
Total                                                 2,241,571                6,400,000
                                                ===============          ===============

------------------
(1) The shares of common stock considered beneficially owned by each selling shareholder equal that number of shares of our common stock that such selling shareholder could acquire by converting its convertible notes at the initial conversion price of $6.184 per share, taking into account accrued but unpaid interest as of June 11, 2002, and by exercising the warrants. See "Risk Factors - Our issuance of the convertible notes and warrants could substantially dilute the interests of shareholders."

(2) The selling shareholders may sell up to 6,400,000 shares of our common stock under this document, despite having beneficial ownership equal to 2,241,571 shares as of June 11, 2002. As discussed in footnote (1) above, the selling shareholders may convert the convertible notes into shares of our common stock at any time at the initial conversion price of $6.184 per share, subject to certain adjustments. We may elect to satisfy our obligation to make payments under the convertible notes, and under certain circumstances we may be obligated to satisfy such obligations, by requiring partial conversions of the convertible notes into shares of our common stock. In addition to those circumstances where we do not have a sufficient amount of cash to make a required payment, our revolving credit facility prohibits us from paying any installments on the convertible notes in cash at any time we have indebtedness outstanding under our credit facility. Under such circumstances we will effectively be required to satisfy installments on the convertible notes through a partial conversion of the convertible notes into shares of our common stock. If such a partial conversion takes place, the conversion price, subject to certain anti-dilution adjustments, would be the lower of:

         o $6.184, representing 200% of the weighted average trading price for our common stock as reported on the Nasdaq National Market on the issuance date; or

         o 95% of the average of the weighted average trading prices of our common stock during the time period to which the installment relates.

         Therefore, as required by the registration rights agreement entered into among us and the selling shareholders, which requires us to register at least 100% of the shares of our common stock issuable on exercise of the warrants and 150% of the shares of our common stock underlying the convertible notes at the lower of the conversion prices discussed above, and based on the weighted average trading prices of our common stock during the ten trading days ended two trading days prior to the date of this document, the total number of shares of common stock covered by this document and which may be offered by the selling shareholders is 6,400,000 shares.

(3) Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP"), Gaia Offshore Master Fund, Ltd. ("Gaia") and Caerus Fund Ltd. ("Caerus") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Gaia and Ceaerus. The ownership information for each of these three selling shareholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP, Gaia and Caerus and each of HFTP, Gaia and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Gaia and Caerus.

                              PLAN OF DISTRIBUTION

         The common stock covered by this document may be sold from time to time by the selling shareholders, or by their donees, assignees, pledgees or successors-in-interest selling shares received after the date of this document, subject to certain restrictions, on any stock exchange, automated interdealer quotation system or other trading facility on which the shares are listed, quoted or traded, in privately negotiated transactions or otherwise. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices that may be changed or at prices otherwise negotiated. The common stock may be sold by one or more of the following methods, without limitation:

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this document;

         o an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

         o        privately negotiated transactions;

         o        short sales and through the settlement of short sales;

         o through the writing or settlement of put or call options, whether or not the options are listed on an options exchange, by means of the establishment or settlement of other hedging transactions, including forward sale transactions, and through the loan of the shares to brokers or dealers who are counterparties to hedging transactions, whereby such brokers or dealers may sell the shares so borrowed into the public market;

         o through the distribution of the shares by any selling shareholder to its partners, members, beneficiaries or shareholders;

         o one or more underwritten offerings on a firm commitment or best efforts basis;

         o        any combination of any of these methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling shareholders may also transfer the shares by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

         The selling shareholders may effect sales transactions by selling the common stock directly to purchasers or through or to brokers or dealers, and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, and/or from the purchasers of the common stock for whom they may act as agent or to whom they may sell as principal, or both, which compensation as to a particular broker or dealer might be in excess of customary commissions. Any brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange, automated interdealer quotation system or other trading facility on which the shares are then listed, quoted or traded at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

         Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of any of the common stock offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, to the extent required a prospectus supplement will be filed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. In addition, upon our being notified that a donee or pledgee intends to sell more than 500 shares, if required a supplement to this prospectus will be filed.

         Any of the shares covered by this document which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that rule rather than pursuant to this document.

         We cannot assure you that the selling shareholders will sell any or all of the common stock offered by them under this document.

         A selling shareholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this document, as supplemented or amended to reflect such transaction. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this document may be delivered in connection with the short sales and the shares offered under this document may be used to cover short sales. A selling shareholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this document (if required, as supplemented or amended to reflect such transaction).

         We will pay all fees and expenses incident to the preparation and filing of the registration statement and this document, including legal and accounting fees and expenses and any printing expenses, except for transfer taxes payable on the sale of the common stock and the fees and expenses of the selling shareholders' legal and professional advisors. All underwriting discounts and any selling commissions payable with respect to sales of the common stock will be paid by the selling shareholders. We will receive no part of the proceeds from sales of the common stock. We will keep the registration statement effective until the earlier of the date that the underlying common stock may be resold pursuant to rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed.

         The selling shareholders and any broker-dealer acting in connection with the sale of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions or commissions received by them, or any profit on resales of the common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We have advised the selling shareholders that the anti-manipulation rules of Regulation M promulgated by the SEC may apply to their sales in the market and have informed them that they will be subject to the applicable prospectus delivery requirements of the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, broker or dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities under the Securities Act of 1933. We have agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act of 1933 from sales of our common stock.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of InterVoice-Brite, Inc. appearing in InterVoice-Brite, Inc.'s Annual Report (Form 10-K) for the year ended February 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    IF YOU WOULD LIKE ADDITIONAL INFORMATION

         Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3. This document is a part of the registration statement. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to us, our common stock and related matters, you should consult the registration statement and its exhibits. Statements contained in this document concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

         The rules and regulations of the SEC permit the information we file with the SEC to be "incorporated by reference." This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that has been incorporated by reference is considered to be part of this document. Information that we file later with the SEC will automatically update and supersede this information.

         The documents listed below and any filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act following the date of this document are incorporated by reference:

         o        Annual Report on Form 10-K for the fiscal year ended February
                  28, 2002;

         o Current Reports on Form 8-K filed with the SEC on March 13, 2002, April 18, 2002, May 30, 2002, May 31, 2002 and June 3,
                  2002;

         o The description of common stock set forth in the Registration Statement on Form 8-A filed with the SEC on May 27, 1999; and

         o The description of preferred stock purchase rights set forth in the Registration Statement on Form 8-A filed with the SEC on May 27, 1999, as amended on November 16, 1999 and May 10, 2001.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this document by writing or calling:

                  InterVoice-Brite, Inc.
                  17811 Waterview Parkway
                  Dallas, Texas 75252
                  Attention:  Corporate Secretary
                  Telephone:  (972) 454-8000

         We have not authorized anyone, including any salesman or broker, to give any information or make any representation that differs from or adds to the information in this document or in the documents that we file publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this document or in the documents that we file publicly with the SEC.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between any other document and this document, you should rely on the statements made in the most recent document.

         This document is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this document is correct only as of the date of this document, regardless of the time of the delivery of this document or any sale of these securities.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this document in any such jurisdiction. Persons who come into possession of this document in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this document applicable in the jurisdiction.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of this offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission filing fee.................................          $  1,290
Printing fees and expenses....................................................             2,500
Accounting fees and expenses..................................................            10,000
Legal fees and expenses.......................................................            25,000
Blue sky fees and expenses....................................................             1,000
Miscellaneous.................................................................             2,210
                                                                                        --------
         TOTAL:...............................................................          $ 42,000
                                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which the director or officer is a party by reason of his or her position. With respect to any proceeding arising from actions taken in his or her official capacity as a director or officer, he or she may be indemnified so long as it shall be determined that the director or officer conducted himself or herself in good faith and that he or she reasonably believed that such conduct was in the corporation's best interests. In cases not concerning conduct in his or her official capacity as a director or officer, a director may be indemnified as long as he or she reasonably believed that his or her conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he or she had no reasonable cause to believe his or her conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

         Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act permits shareholders of a Texas corporation to amend its articles of incorporation to provide that directors of the corporation are not liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the directors' capacity as directors, but such an amendment cannot eliminate or limit the liability of a director for (i) breaches of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of a director's duty to the corporation,
(iii) acts or omissions that involve intentional misconduct or a knowing violation of the law, (iv) transactions from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (v) acts or omissions for which the director's liability is expressly provided by statute. Article Thirteen of our Restated Articles of Incorporation eliminates the liability of our directors for monetary damages to us and our shareholders to the extent permitted by
Article 1302-7.06, with the exception that the Articles expressly provide that they do not eliminate or limit the liability of a director for an act related to an unlawful stock repurchase or payment of a dividend.

         Our Restated Articles of Incorporation and Bylaws provide that our directors, officers, employees or agents or any person serving at our request as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by us in a derivative suit if (1) he or she is successful on the merits or otherwise or (2) acted in good faith, and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, but he or she will not be indemnified for any claim as to which he or she was adjudged liable for negligence or misconduct unless the court determines that under the circumstances he or she is fairly and reasonably entitled to indemnification. The same category of persons will be indemnified in a non-derivative suit only if such person (1) is successful on the merits or otherwise or (2) acted in good faith, and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

         In connection with certain lawsuits filed against us and certain of our present and former officers and directors, we have agreed to pay in advance any expenses, including attorneys' fees, incurred by such present and former officers and directors in defending such litigation, in accordance with Article 2.02-1 of the Texas Business Corporation Act and our articles of incorporation and bylaws. Each of these parties has provided us with a written undertaking to repay us the expenses we advanced if it is ultimately determined that such party is not entitled to be indemnified by us.

         Additionally, the merger agreement between InterVoice, Inc. and Brite Voice Systems, Inc. provides that for five years after the effective time of the merger, we shall, as the surviving corporation, indemnify, defend and hold harmless, to the fullest extent permitted under Kansas law or the terms of Brite's Articles of Incorporation or Bylaws as in effect at the effective time of the merger, the present and former officers and directors of Brite and its subsidiaries against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable attorneys' fees and judgments, fines, losses, claims, liabilities and amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time of the merger. The merger agreement also provides that we will maintain Brite's existing directors' and officers' liability insurance or a substantially equivalent policy, for at least five years after the effective time of the merger. We are not, however, required to pay total premiums for insurance in excess of $250,000. If we are unable to obtain substantially equivalent coverage for an aggregate premium not to exceed $250,000, then we will obtain as much insurance as can be obtained for $250,000.

         Texas corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its officers and directors. We have obtained liability insurance for our officers and directors as permitted by
Article 2.02-1 of the Texas Business Corporation Act.

ITEM 16. EXHIBIT INDEX

     Exhibit No.                         Description

         4.1      Articles of Incorporation, as amended, of the Company(1)

         4.2      Amendment to Articles of Incorporation of the Company(2)

         4.3      Second Restated Bylaws of the Company, as amended(3)

         4.4 Third Amended and Restated Rights Agreement dated as of May 1, 2001 between the Company and Computershare Investor Services, LLC, as Rights Agent(4)

         4.5 Securities Purchase Agreement, dated as of May 29, 2002, between the Company and each of the Selling Shareholders(5)

         4.6 Form of Convertible Note between the Company and each of the Selling Shareholders(5)

     Exhibit No.                         Description

         4.7 Form of Warrant between the Company and each of the Selling Shareholders(5)

         4.8 Registration Rights Agreement, dated as of May 29, 2002, between the Company and each of the Selling Shareholders(5)

         4.9 First Amendment to Third Amended and Restated Rights Agreement dated as of May 29, 2002, between the Company and Computershare Investor Services, LLC(5)

         5.1      Opinion of Fulbright & Jaworski L.L.P.(6)

         23.1     Consent of Independent Auditors(6)

         23.2     Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
                  5.1 hereto)

(1) Incorporated by reference to exhibits to the Company's 1995 Annual Report on Form 10-K for the fiscal year ended February 28, 1995, filed with the SEC on May 30, 1995.

(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1999, filed with the SEC on October 14, 1999.

(3) Incorporated by reference to exhibits to the Company's 1991 Annual Report on Form 10-K for the fiscal year ended February 28, 1991, filed with the Securities and Exchange Commission (SEC) on May 29, 1991, as amended by Amendment No. 1 on Form 8 to Annual Report on Form 10-K, filed with the SEC on August 1, 1991.

(4) Incorporated by reference to exhibits to Form 8-A/A (Amendment 3) filed with the SEC on May 9, 2001

(5) Incorporated by reference to exhibits to the Company's Current Report on Form 8-K, filed with the SEC on May 30, 2002.

(6)      Filed herewith.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on June 14, 2002.

                                 INTERVOICE-BRITE, INC.
                                 (registrant)

                                 By:   /s/   David W. Brandenburg
                                       ----------------------------------------
                                       David W. Brandenburg,
                                       Chairman of the Board of Directors,
                                       President, and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David W. Brandenburg, Rob-Roy J. Graham and Dean C. Howell his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement on Form S-3 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this registration statement relates), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                     TITLE                                   DATE
                                         Chairman of the Board of Directors, President          June 14, 2002
/s/   David W. Brandenburg                        and Chief Executive Officer
------------------------------------
David W. Brandenburg
                                               Chief Financial Officer, Secretary               June 14, 2002
/s/   Rob-Roy J. Graham                                  and Controller
------------------------------------
Rob-Roy J. Graham
                                                    Chief Accounting Officer                    June 14, 2002
/s/   Mark C. Falkenberg
------------------------------------
Mark C. Falkenberg
                                                            Director                            June 14, 2002
/s/   Stanley G. Brannan
------------------------------------
Stanley G. Brannan

               SIGNATURE                                     TITLE                                   DATE
                                                            Director                            June 14, 2002
/s/   Grant A. Dove
------------------------------------
Grant A. Dove
                                                            Director                            June 14, 2002
/s/   Joseph J. Pietropaolo
------------------------------------
Joseph J. Pietropaolo
                                                            Director                            June 14, 2002
/s/   George C. Platt
------------------------------------
George C. Platt

                                  EXHIBIT INDEX

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------

         4.1      Articles of Incorporation, as amended, of the Company(1)

         4.2      Amendment to Articles of Incorporation of the Company(2)

         4.3      Second Restated Bylaws of the Company, as amended(3)

         4.4      Third Amended and Restated Rights Agreement dated as of May 1,
                  2001 between the Company and Computershare Investor Services,
                  LLC, as Rights Agent(4)

         4.5 Securities Purchase Agreement, dated as of May 29, 2002, between the Company and each of the Selling Shareholders(5)

         4.6 Form of Convertible Note between the Company and each of the Selling Shareholders(5)

         4.7      Form of Warrant between the Company and each of the Selling
                  Shareholders(5)

         4.8 Registration Rights Agreement, dated as of May 29, 2002, between the Company and each of the Selling Shareholders(5)

         4.9 First Amendment to Third Amended and Restated Rights Agreement dated as of May 29, 2002, between the Company and Computershare Investor Services, LLC(5)

         5.1      Opinion of Fulbright & Jaworski L.L.P.(6)

         23.1     Consent of Independent Auditors(6)

         23.2     Consent of Fulbright & Jaworski L.L.P.(contained in Exhibit
                  5.1 hereto)

(1) Incorporated by reference to exhibits to the Company's 1995 Annual Report on Form 10-K for the fiscal year ended February 28, 1995, filed with the SEC on May 30, 1995.

(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1999, filed with the SEC on October 14, 1999.

(3) Incorporated by reference to exhibits to the Company's 1991 Annual Report on Form 10-K for the fiscal year ended February 28, 1991, filed with the Securities and Exchange Commission(SEC) on May 29, 1991, as amended by Amendment No. 1 on Form 8 to Annual Report on Form 10-K, filed with the SEC on August 1, 1991.

(4) Incorporated by reference to exhibits to Form 8-A/A(Amendment 3) filed with the SEC on May 9, 2001

(5) Incorporated by reference to exhibits to the Company's Current Report on Form 8-K, filed with the SEC on May 30, 2002.

(6)      Filed herewith.